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                                  Exhibit 99.3

                                  MAPICS, Inc.
      Amended and Restated 1998 Non-Employee Directors Stock Incentive Plan

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                                                                    Exhibit 99.3

                                  MAPICS, INC.
                AMENDED AND RESTATED 1998 NON-EMPLOYEE DIRECTORS
                              STOCK INCENTIVE PLAN
                      (as amended as of February 12, 2002)


     1. Purpose. The purpose of the MAPICS, Inc. Amended and Restated 1998 Non-Employee Directors Stock Incentive Plan is to attract, retain and compensate highly-qualified individuals who are not employees of MAPICS, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with an ownership interest in the Common Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company's stockholders.

     2. Defined Terms. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     "Board" means the Board of Directors of the Company.

     "Company" means MAPICS, Inc.

     "Committee" has the meaning assigned such term in Section 3.

     "Common Stock" means the common stock, par value $0.01 per share, of the Company.

     "Deferral Period" has the meaning set forth in Section 6(d) of the Plan.

     "Discretionary Fees" means the 50% of Fees that may be, but is not required by Section 6(a) of the Plan to be, received in the form of Stock or Options.

     "Distributions" has the meaning set forth in Section 6(d) of the Plan.

     "Election Form" means a form approved by the Committee pursuant to which a Non-Employee Director elects a method of payment of Fees and whether payment will be deferred, as provided herein.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value", on any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price

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on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

     "Fees" means the cash retainer and meeting fees payable by the Company to a Non-Employee Director for service as a director (and, if applicable, as the member of a committee of the Board) of the Company, as such amount may be changed from time to time.

     "Hardship" has the meaning set forth in Section 6(e) of the Plan.

     "Non-Employee Director" means a director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

     "Option" means an option to purchase Shares granted under Section 7. Options granted under the Plan are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

     "Option Grant Date" means the date upon which an Option is granted to a Non-Employee Director pursuant to Section 7.

     "Option Notice" means a written notice, agreement or certificate with a Non-Employee Director from the Company evidencing an Option.

     "Optionee" means a Non-Employee Director of the Company to whom an Option has been granted or, in the event of such Non-Employee Director's death prior to the expiration of an Option, such Non-Employee Director's estate or other designated beneficiary.

     "Options Election Period" means the period designated by the Committee each year during which Non-Employee Directors may elect to receive Options as payment of some or all of their Fees. The Options Election Period shall end on or before September 30 of each year for the following Plan Year.

     "Participant" means any Non-Employee Director who is participating in the Plan.

     "Permitted Transferee" of an Optionee means (i) one or more of the following family members of the Optionee: spouse, former spouse, child (whether natural or adopted), stepchild, any other lineal descendent of the Optionee;
(ii) a trust, partnership or other entity established and existing for the sole benefit of, or under the sole control of, one or more of the above family members of the Optionee, or (iii) any other transferee

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specifically approved by the Committee after taking into account any state or federal tax, securities or other laws applicable to transferable options.

     "Plan" means the MAPICS, Inc. Amended and Restated 1998 Non-Employee Directors Stock Incentive Plan from time to time.

     "Plan Year" means the twelve-month period ending on September 30 of each year which, for purposes of the Plan, is the period for which Fees are earned.

     "Quarterly Service Period" has the meaning set forth in Section 6(a) of the Plan.

     "Stock Grant Date" has the meaning set forth in Section 6(a) of the Plan.

     "Rule 16b-3" means Rule 16b-3, as amended from time to time, of the Securities and Exchange Commission as promulgated under the Exchange Act.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means shares of Common Stock.

     "Stock Equivalent Fees" means the 50% of Fees that is required by the Plan to be received in the form of Shares or Options.

     3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Non-Employee Directors to receive awards under the Plan, the number of Shares subject to any such awards or the time at which any such awards are to be granted, and provided further, that the Committee shall not have the authority to take any action or make any determination that would materially increase the benefits accruing to Participants under the Plan. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee. Notwithstanding the foregoing, the Board shall exercise any and all rights, duties and powers of the Committee under the Plan to the extent required by the applicable exemptive conditions of Rule 16b-3, as determined by the Board its sole discretion.

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     4. Shares Subject to Plan. The Shares issued under the Plan shall not exceed in the aggregate 160,000 shares of Common Stock. Such Shares may be authorized and unissued shares or treasury shares.

     5. Participants. All active Non-Employee Directors shall be eligible to participate in the Plan.

     6. Stock Awards.

          (a) Grant Dates and Formula for Automatic Grants. Unless a Non-Employee Director has elected pursuant to Section 7 to receive Options as payment of his or her Stock Equivalent Fees (as defined below) for such Plan Year or to defer receipt of Shares as provided in Section 6(d), Shares of Common Stock shall be automatically granted on October 1, January 1, April 1 and July 1 of each Plan Year (each such date is hereinafter referred to as a "Stock Grant Date") to each eligible Non-Employee Director commencing with the April 1, 1998 Stock Grant Date. The total number of Shares included in each grant under this Section 6(a) shall be determined by dividing fifty percent (50%) of the Fees (the "Stock Equivalent Fees") earned by the Non-Employee Director during the three-month period immediately preceding the Stock Grant Date (the "Quarterly Service Period") by the Fair Market Value per Share on the Stock Grant Date. Fractions will be rounded to the next highest Share. The Shares or rights to which a Participant is entitled under this Section 6(a) shall be in lieu of the payment of the Stock Equivalent Fees in cash or Options.

          (b) Grant Dates and Requirements for Elective Grants. Unless a Non-Employee Director has elected pursuant to Section 6(d) to defer receipt of Shares, then, commencing with the April 1, 1998 Stock Grant Date, Shares of Common Stock shall be automatically granted on each Stock Grant Date to each eligible Non-Employee Director who elects to receive Shares under this Plan as payment of his or her Discretionary Fees. Such election must be made on an Election Form filed with the Committee or the plan administrator prior to the commencement of the first Quarterly Service Period to which such election applies (or before March 1, 1998 with respect to the April 1, 1998 Stock Grant Date) and such election shall remain in effect with respect to all future Quarterly Service Periods until a subsequent Election Form shall have been received by the Committee or the plan administrator indicating a different election. Individuals who are nominated to become Non-Employee Directors may make such election after such nomination but prior to the time they are elected to the Board. The total number of Shares included in each grant under this Section 6(b) shall be determined by dividing 100% of the Discretionary Fees earned by the Non-Employee Director during the Quarterly Service Period by the Fair Market Value per Share on the Stock Grant Date. Fractions will be rounded to the next highest Share. The Shares or rights to which a Participant is entitled under this Section 6(b) shall be in lieu of the payment of the Discretionary Fees in cash or Options.

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          (c) Termination of Service During Quarterly Service Period. In the
     event of termination of service on the Board by any Participant during a Quarterly Service Period, such Participant's award for the Quarterly Service Period shall be determined in accordance with Sections 6(a) and 6(b) of the Plan based upon the amount of Fees earned during such Quarterly Service Period through the date of termination of service, provided, that the grant date shall be the date of termination of service unless the grant has been deferred pursuant to Section 6(d) below.

          (d) Deferral of Receipt of Shares.

               (i) Election to Defer. Each Participant will have the right to elect, pursuant to a written Election Form delivered to the Committee or the plan administrator prior to the commencement of each Plan Year (i.e., each October 1 through September 30), to defer until after the Participant's termination of service the grant of the Shares that would otherwise be granted to the Participant during the next ensuing Plan Year. Pursuant to this Election Form, the Participant will elect whether all of the deferred grant will be (a) granted within 30 days after termination of service or (b) granted in approximately equal annual installments of Shares over a period of two to ten years (as the Participant may elect) after the termination of service, each such annual grant to be made within 30 days after the anniversary of the termination of service. The deferral Election Form signed by the Participant prior to the Plan Year will be irrevocable except in case of Hardship (as defined in Section 6(e)) as determined in good faith by the Board pursuant to Section 6(e). No Shares will be issued until the grant date(s) so deferred (the "Deferred Grant Date") at which time the Company agrees to issue the Shares to the Participant. The Participant will have no rights as a stockholder with respect to the deferred rights to Shares, and the rights to such Shares will be unsecured.

               (ii) Deferred Dividend Account. If any dividends or other rights or distributions of any kind ("Distributions") are distributed to holders of Common Stock during the period from the applicable Stock Grant Date until the Deferred Grant Date (the "Deferral Period") but prior to the Participant's termination of service, an amount equal to the cash value of such Distributions on their distribution date, as such value is determined by the Committee, will be credited to a deferred dividend account for the Participant as follows: the account will be credited with the right to receive Shares having a Fair Market Value as of the date of the Distribution equal to the cash value of the Distribution. The Company will issue Shares equal to the cumulative total of rights to Shares in such account within 30 days after the Participant's termination of service.

          If a Distribution is distributed to holders of Common Stock after the Participant's termination of service but prior to the issuance in full of the deferred Shares, an amount equal to the cash value of such Distributions pertaining to any Shares still deferred shall be converted into Shares equivalent in value to the

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     Distribution (based on the Fair Market Value as of the date of
     Distribution) and such Shares will be issued to the Participant as soon as practical after the date of the Distribution.

          No right or interest in the deferred dividend account shall be subject to liability for the debts, contracts or engagements of the Participant or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 6(d) shall prevent transfers by will or by the applicable laws of descent and distribution. The Committee will have the right to adopt other regulations and procedures to govern deferral of grants of Shares.

          (e) Hardship. The Board may accelerate the distribution of all or a portion of a Participant's deferred grants of Shares on account of his or her Hardship, subject to the following requirements: (i) the value of such accelerated distribution shall not exceed the amount necessary to satisfy the Hardship, less the amount which can be satisfied from other resources which are reasonably available to the Participant, (ii) the denial of the Participant's request for a Hardship acceleration would result in severe financial hardship to the Participant, and (iii) the Participant has not received an accelerated distribution on account of Hardship within the 12-month period preceding the acceleration.

          For purposes of this Plan, "Hardship" of a Participant, as determined by the Board in its discretion on the basis of all relevant facts and circumstances and in accordance with the following nondiscriminatory and objective standards uniformly interpreted and consistently applied, shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent, loss of the Participant's property due to casualty, or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A financial need shall not constitute a Hardship unless it is for at least $1,000,000 or the entire value of the principal amount of the Participant's deferred grants.

     7. Stock Option Awards.

          (a) Election to Receive Options. A Non-Employee Director may elect to defer (i) 100% of his or her Stock Equivalent Fees, (ii) 100% of his or her Discretionary Fees, or (iii) 100% of his or her total Fees by conversion to Options in accordance with this Section 7. A Non-Employee Director who wishes to receive Fees for a Plan Year in the form of Options must irrevocably elect to do so during the Options Election Period for such Plan Year, by delivering a valid Election Form to the Committee or the plan administrator. A Non-Employee

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     Director's participation in Section 7 of the Plan will be effective as of the first day of the Plan Year beginning after the Committee or the plan administrator receives the Non-Employee Director's Election Form.

          (b) Irrevocable, Annual Election. Elections to receive Options as payment of Fees are irrevocable and shall be valid only for one Plan Year. New elections must be made for participation in Section 7 of the Plan for subsequent Plan Years.

          (c) Time of Grant. Options shall be granted to each Non-Employee Director who, during the applicable Options Election Period, filed with the Committee or the plan administrator a written irrevocable election to receive Options as payment of such Non-Employee Director's Stock Equivalent Fees, Discretionary Fees, or both, payable in the following Plan Year. Such Options will be granted on January 1, April 1, July 1 and October 1 for the preceding Quarterly Service Periods during such Plan Year.

          (d) Number of Options. The Committee or the plan administrator shall cause to be calculated in the month of August of each year the Black-Scholes value of an Option under the Plan to purchase one Share of Common Stock. Such Black-Scholes value shall apply for purposes of this
     Section 7(d) for all Options to be granted in the following Plan Year. The number of Shares subject to an Option granted pursuant to this Section 7 shall be the number of whole Shares equal to:

                         (A times B) divided by C,where:

          A = the dollar amount of the Fees that the Non-Employee Director elects shall be payable in Options; and

          B = the quotient of 1 divided by the Black-Scholes value of an Option for one Share (expressed as a percentage of the Fair Market Value of one Share of Common Stock); and

          C = the Fair Market Value per Share on the Option Grant Date.

          In determining the number of Shares subject to an Option, any fraction of a Share will be rounded to the next highest whole number of Shares.

          For example:

          Assume that a Non-Employee Director has elected to defer $5,000 of his or her Fees, that the Fair Market Value per Share on the Option Grant Date was $20, and that the most recently determined Black-Scholes value of an Option was 50% of the Fair Market Value. The Non-Employee Director would be granted

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     500 Options as payment of the $5,000 compensation. ($5,000 times 1/50%)
     divided by $20 FMV = 500 options granted.

          (e) Exercise Price. The total price paid per Share under each Option granted under this Section 7 shall be the Fair Market Value per Share on the Option Grant Date.

          (f) Exercise of Options. Each Option shall be fully exercisable upon grant and will remain exercisable for 10 years from the Option Grant Date regardless of whether the Optionee remains a director of the Company throughout such term. An Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares.

          (g) Payment of Exercise Price. Shares shall be issued to the Optionee (or his Permitted Transferee) pursuant to the exercise of an Option only upon receipt by the Company from the Optionee (or his Permitted Transferee) of payment in full of the exercise price. The exercise price shall be payable in United States dollars upon the exercise of the Option and may be paid in cash, by check, or in Shares having a total Fair Market Value on the date of exercise equal to the exercise price; provided that if the Shares surrendered in payment of the exercise price were themselves acquired otherwise than on the open market, such Shares shall have been held for at least six months. The Committee may permit the use of any cashless exercise methods that are permitted by law.

          (h) Option Notice. Each Option granted under the Plan shall be evidenced by an Option Notice which shall be executed by an authorized officer of the Company. Such Option Notice shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the exercise price per Share of the Option and the means of payment therefor, (c) the term of the Option, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee.

          (i) Transferability of Options. No Option shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution or to a Permitted Transferee Any transfer to a Permitted Transferee shall be subject to the following terms and conditions:

               (i) An Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution.

               (ii) Transferred Options shall continue to be subject to all the terms and conditions of the Option as applicable to the original Optionee (other than the ability to further transfer the Option).

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               (iii) The Optionee and the Permitted Transferee shall execute any and all documents reasonably requested by the Committee or the plan administrator, including without limitation documents (A) to confirm the status of the transferee as a Permitted Transferee, (B) to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws, and (C) to evidence the transfer.

               (iv) Shares acquired by a Permitted Transferee through exercise of an Option have not been registered under the federal Securities Act or any state securities act and may not be transferred, nor will any assignee or transferee thereof be recognized as an owner of such Shares by the Company for any purpose, unless a registration statement under the Securities Act and any applicable state securities act with respect to such Shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such Shares shall be established to the satisfaction of counsel for the Company.

     8. Prorated Grants. If on any Quarterly Grant Date, shares of Common Stock are not available under the Plan to grant to Non-Employee Directors the full amount of a grant contemplated by the Plan, then each such director shall receive an award equal to the number of shares of Common Stock then available under the Plan divided by the number of Non-Employee Directors entitled to a grant of shares or options on such date. Fractional shares shall be ignored and not granted. Any shortfall resulting from such proration shall be paid in the form of cash.

     9. Withholding. Whenever the Company issues Shares under the Plan, the Company shall have the right to withhold from sums due the recipient, or to require the recipient to remit to the Company, any amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate for such Shares.

     10. Adjustments.

          (a) Subject to Section 10(c) but notwithstanding any other term of this Plan, in the event that the Committee determines that any Distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion, affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award or awards hereunder, then the Committee shall, in such manner as it may deem

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     equitable, adjust the number and type of Shares (or other securities or property) which may be granted under the Plan (including, but not limited to, adjustments of the maximum number and kind of securities which may be issued); provided, however, that to the extent required by the applicable exemptive conditions of Rule 16b-3, any such adjustment shall be subject to approval by the Board.

          (b) Subject to Section 10(c) but notwithstanding any other term of this Plan, in the event of any corporate transaction or event described in paragraph (a) which results in Shares being exchanged for or converted into cash, securities or other property (including securities of another corporation), the Committee will have the right to terminate this Plan as of the date of the transaction or event, in which case all stock grants deferred under Section 6 shall become the right to receive such cash, securities or other property, and there shall be substituted on an equitable basis for each share of Common Stock then subject to an Option granted pursuant to Section 7 the consideration payable with respect to the outstanding shares of Common Stock in connection with such corporate transaction or event, all without any change in the aggregate purchase price for the Shares then subject to the Option.

          (c) The number of Shares finally granted under this Plan shall always be rounded to the next highest whole Share.

          (d) Any decision of the Committee pursuant to the terms of this
     Section 10 shall be final, binding and conclusive upon the Participants, the Company and all other interested parties; provided, however, that to the extent required by the applicable exemptive conditions of Rule 16b-3, any such decision shall be subject to approval by the Board.

     11. Amendment. The Committee may terminate or suspend the Plan at any time, without stockholder approval. The Committee may amend the Plan at any time and for any reason without stockholder approval; provided, however, that the Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect a Participant's rights under an award granted prior thereto.

     12. Indemnification. Each person who is or has been a member of the Committee or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will

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give the Company an opportunity, by written notice to the Committee, to defend the same at the Company's own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

     The Committee and the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company, the Committee or the Board in connection with the Plan.

     13. Duration of the Plan. The Plan shall remain in effect until February 2, 2008, unless terminated earlier by the Committee.

     14. Expenses of the Plan. The expenses of administering the Plan shall be borne by the Company.

     15. Effective Date. The Plan was originally adopted by the Board on November 13, 1997, and became effective upon the approval thereof by the stockholders of the Company on February 3, 1998 (the "Effective Date"). The Plan was amended by the Committee, subject to stockholder approval, on November 26, 2001, and such amendment was approved by the stockholders on February 12, 2002.

     The foregoing is hereby acknowledged as being the MAPICS, Inc. Amended and Restated 1998 Non-Employee Director Stock Option Plan, as approved by the Board of Directors and Stockholders on the date indicated above.

                                               MAPICS, INC.


                                               By: /s/ MARTIN D. AVALLONE
                                                   -----------------------------
                                                   Its: Corporate Secretary

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